EXHIBIT 10.5

NATIONAL PENN BANCSHARES, INC. PENSION PLAN
(Amended and Restated Effective January 1, 2001)
Amendment No. 8

National Penn Bancshares, Inc. (the "Company") adopted the National Penn Bancshares, Inc. Pension Plan (Amended and Restated Effective January 1, 2001) (the "Plan") for the benefit of certain of its Employees (as defined in the Plan) and its subsidiaries' Employees. The Company subsequently amended the Plan by Amendment Nos. 1-8 thereto.  The Company hereby amends the Plan as hereinafter set forth effective January 1, 2007.

1.  Subsection 1(a) is amended to add a sentence at the end thereof to read as follows:

“Notwithstanding the foregoing and without regard to the Plan provision under which it is calculated, a Member’s Accrued Benefit shall never be less than the amount determined on the date that provides the greatest Accrued Benefit.”

2.  Subsection 10(a)(v) is amended to add a sentence at the end thereof to read as follows:

“In accordance with the provisions of section 402(c)(11) of the Code, the designated beneficiary (within the meaning of section 401(a)(9)(E) of the Code) of a deceased Member may elect that a lump sum death benefit payable under this Plan be transferred directly in a trustee-to-trustee transfer to an individual retirement account that the designated beneficiary establishes to receive the lump sum death benefit.”

Executed this 19th day of June, 2007.

Attest:	NATIONAL PENN BANCSHARES, INC.

By: /s/ Donna L. Wentzel	By: /s/ Earl Houseknecht

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